Exhibit 4.4

FIRST AMENDMENT TO WARRANT NO. 2016-A-18

THIS FIRST AMENDMENT dated as of October 11, 2017 (this “Amendment”) to that certain Warrant No. 2016-A-18, dated as of April 18, 2016, is entered into by and between AudioEye, Inc., a Delaware corporation (the “Company”), and Anthion Partners II, LLC, Delaware corporation (the “Holder”). When provisions herein apply to both or either the Company or the Holder, they sometimes are referred to as “Parties” or “Party.”

RECITALS

A.           The Company and the Holder are parties to that certain Warrant No. 2016-A-18, dated as of April 18, 2016 (the “Warrant”).

B.           The Company and the Holder now desire to amend the Warrant in the respects, but only in the respects, hereinafter set forth. This Amendment is being effected in accordance with Section 15(c) of the Warrant.

C.           Capitalized terms used herein shall have the respective meanings ascribed thereto in the Warrant, as amended by the First Amendment and this Amendment, unless herein defined or the context shall otherwise require.

AGREEMENT

NOW, THEREFORE, in consideration of mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

SECTION 1.   Amendments.

Section 1.1           Amendment of Section 9. Section 9 of the Warrant is hereby amended and restated in its entirety as follows:

“[RESERVED]”

SECTION 2.   Miscellaneous.

Section 2.1           Ratification. Each Party hereby consents to this Amendment and acknowledges and agrees that, except as expressly set forth in this Amendment, the terms, provisions and conditions of the Warrant are hereby ratified and confirmed and shall remain unchanged and in full force and effect without interruption or impairment of any kind.

Section 2.2           No Other Amendments; Reservation of Rights; No Waiver. Other than as otherwise expressly provided herein, this Amendment shall not be deemed to operate as an amendment or waiver of, or to prejudice, any right, power, privilege or remedy of any Party under the Warrant, nor shall the entering into of this Amendment preclude any Party from refusing to enter into any further amendments with respect to the Warrant. Other than as to otherwise expressly provided herein, without limiting the generality of the provisions of Section 15(d) of the Warrant, this Amendment shall not constitute a waiver of compliance with any covenant or other provision in the Warrant or of the occurrence or continuance of any present or future breach thereunder.

Section 2.3           Headings; Interpretation. The headings in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. Each reference to “herein,” “hereinafter,” “hereof,” and “hereunder” and each other similar reference contained in the Warrant, each reference to “this Warrant” and each other similar reference contained in the Warrant and each reference contained in this Amendment to the “Warrant” shall on and after the date of this Amendment refer to the Warrant as amended by this Amendment. Any notices, requests, certificates and other instruments executed and delivered on or after the date of this Amendment may refer to the Warrant without making specific reference to this Amendment but nevertheless all such references shall mean the Warrant as amended by this Amendment unless the context otherwise requires. As used in this Amendment, the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. All words used in this Amendment will be construed to be of such gender or number as the circumstances require. The recitals to this Amendment and all Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Amendment as if set forth herein.

Section 2.4          Complete Agreement. The Warrant, as amended by this Amendment, and all other certificates, documents or instruments executed under the Warrant, as amended by this Amendment, together with the Schedules and Exhibits hereto and thereto, constitute the entire agreement between the Parties, and supersede all prior agreements and understandings, oral and written, between the Parties, with respect to the subject matter of the Warrant, as amended by this Amendment; there are no conditions to this Amendment that are not expressly stated in this Amendment.

Section 2.5           Amendment. This Amendment may not be amended or modified except in the manner specified for an amendment of or modification to the Warrant in Section 15(d) of the Warrant.

Section 2.6          Governing Law; Jurisdiction. The provisions of Section 15(f) of the Warrant shall govern and apply to this Amendment, mutatis mutandis.

Section 2.7          Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of this Amendment, facsimile and .pdf signatures shall be deemed originals for all purposes.

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Section 2.8           Severability. If any provision of this Amendment shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, then such provisions shall be construed so that the remaining provisions of this Amendment shall not be affected, but shall remain in full force and effect, and any such illegal, void or unenforceable provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in, and only in, the applicable jurisdiction.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date set forth above by their duly authorized representatives.

THE COMPANY:

AUDIOEYE, INC.

By:
Name:
Title:

THE HOLDER:

By:
Name:
Title:

Signature Page to First Amendment to Warrant No. 2016-A-18